UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report  (Date of earliest event reported)  June 30, 2006

BLOUNT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-11549	63-0780521
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

4909 SE International Way, Portland, Oregon 97222
(Address of Principal Executive Offices) (Zip Code)

(503) 653-8881
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry Into a Definitive Material Agreement

On June 30, 2006, Blount International, Inc. (“Blount International”) announced that its wholly owned subsidiaries, Blount, Inc. and Dixon Industries, Inc. (“Dixon”), had entered into a definitive asset purchase agreement (the “Purchase Agreement”) to sell certain of the assets, and assign certain of the liabilities, of Dixon to Husqvarna Professional Outdoor Products, Inc. (the “Buyer”). The Buyer is a wholly-owned subsidiary of Husqvarna AB (Sweden). Dixon manufactures zero-turn riding lawnmowers for both professional users and private consumers. Husqvarna is the world’s largest producer of chainsaws, lawn mowers and other portable petrol-powered garden equipment such as trimmers and blowers. The transaction, which is subject to customary closing conditions, is expected to be completed by the end of July 2006.

The material assets to be transferred to the Buyer pursuant to the Purchase Agreement include Dixon’s inventory, equipment and tooling, intellectual property rights, and certain of Dixon’s supplier and distribution agreements and other contracts. Buyer will not purchase Dixon’s Coffeyville, Kansas facility or any related fixtures, agreements and liabilities. At closing, the Buyer will pay $34.0 million as an estimated purchase price. The final purchase price will be determined pursuant to a calculation set forth in the Purchase Agreement using net asset values established in a closing date balance sheet, which will be subject to audit in accordance with procedures described in the Purchase Agreement.

Item 7.01.         Regulation FD Disclosure

On June 30, 2006, Blount International issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.         Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit Number	Description
99.1	Press Release dated June 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOUNT INTERNATIONAL, INC.

Dated: July 7, 2006

	By:	/s/ Richard H. Irving, III
		Name:	Richard H. Irving, III
		Title:	Senior Vice President, General Counsel
and Secretary